Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into by and between NRx Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and Ira Strassberg (“Executive”) effective as of March 15, 2022.

RECITALS:

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ Executive as its Chief Financial Officer and Treasurer and Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and Executive hereby accepts, employment by the Company as the Company’s Chief Financial Officer and Treasurer on the terms and conditions set forth in this Agreement. Executive’s primary workplace, as assigned by the Company and per the requirements of the Company, shall be his home in Great Falls, Virginia, and Executive may conduct business from home, including confidential tele/videoconferences and safekeeping of confidential documents.  Executive confirms that he is able to do so and that the Company is not liable for any expenses for the maintenance of such home office.  Executive is also solely responsible for compliance with local ordinances and payment of any fees that may arise from home office-based work.

2.Term. Subject to earlier termination as hereafter provided, this Agreement shall have an original term of Two (2) years commencing on March 15, 2022 (the “Effective Date”) and shall be automatically extended thereafter for successive terms of one (1) year each, unless Company provides Executive with notice of non-renewal at least sixty (60) days prior to the expiration of such term or unless Executive’s employment with the Company is terminated in accordance with the provisions of Section 5 hereof.  The term of this Agreement, as from time to time extended or renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3.Capacity and Performance.

(a)During the term hereof, Executive shall serve the Company as its Chief Financial Officer and Treasurer, initially reporting to the Company’s Interim Chief Executive Officer or Chief Executive Officer (“CEO”) or such other individuals as may be designated by him or by the Board of Directors (“Board”) of the Company.

(b)During the term hereof, Executive shall be employed by the Company on a full-time basis and shall perform the duties of his position and such other duties on behalf of the Company, reasonably consistent with his position, as may be designated from time to time by the CEO or the Company’s Board.

(c)During the term hereof, Executive shall devote his commercially reasonable full time efforts, business judgment, skill and knowledge to the advancement of the business and interests of the

Company and to the discharge of his duties and responsibilities hereunder. Executive shall not engage in any other business activity that is in conflict to, or competitive with, the Company or its business or with Executive’s duties and responsibilities hereunder.
(d)The Company shall provide Executive with the same indemnification rights and liability insurance coverage that it provides to other officers and directors of the Company.

4.Compensation and Benefits. As compensation for all services performed by Executive under and during the term hereof and subject to performance of Executive’s duties and of the obligations of Executive to the Company pursuant to this Agreement or otherwise:

(a)Base Salary. The Company shall pay Executive a base salary at the rate of four hundred thousand dollars ($400,000) per annum (i.e., $33,333.33 per month), payable in accordance with the payroll practices of the Company for its executives and subject to increase from time to time by the Board. Such base salary, as from time to time is increased, is hereafter referred to as the “Base Salary.”

(b)Incentive and Bonus Compensation. Executive shall be considered annually by the Board for a performance-based bonus (the “Annual Bonus”) with a minimum target (the “Target Bonus”) of Fifty Percent (50%) of Base Salary (i.e., $200,000 at current Base Salary) at the discretion of the Board and upon satisfactory performance of his duties.  The Target Bonus is payable in March of the following year, in accordance with the payroll and bonus practices of the Company.

(c)Equity Compensation. Executive shall be awarded a grant of 425,000 options to purchase shares of common stock in the Company under the terms of the Company’s 2021 Omnibus Incentive Plan at an exercise price equal to the closing price of the Company’s common stock on the effective date of this agreement (the “Options”).  The Options shall vest over a two-year period, with 212,500 options vesting on March 15, 2023 and 212,500 options vesting on March 15, 2024.

(d)Vacations. Executive shall be entitled to four (4) weeks of vacation a year, to be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company and with the approval of the Company’s CEO. Executive shall also be afforded reasonable professional development time to attend Continuing Professional Education seminars in order to maintain the Executive’s Certified Public Accountant (CPA) certification in good standing. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(e)Other Benefits. Executive shall be either provided with an employer-sponsored health insurance plan that meets the requirements of the Affordable Care Act (premium payment to be covered by the Company at 80%) OR afforded a supplemental payment equivalent to Executive’s health insurance premium under any current COBRA plan in which Executive is enrolled.  Executive shall be entitled to participate in employee benefit plans from time to time in effect for US-based employees of the Company generally.  Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies.

(f)Business Expenses. The Company shall pay or reimburse Executive for all reasonable customary business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board and to such reasonable substantiation and documentation as may be specified by the Company from time to time. Such expenses shall include (1) fees for attending Continuing Professional Education seminars in order to maintain Executive’s CPA, (2) fees for annual membership in the American Institute of Certified Public Accountants and Institute of Management Accountants, (3)

fees from states of New York, Maryland and the District of Columbia to maintain Executive’s CPA certification in those jurisdictions.

5.Termination of Employment. Notwithstanding the provisions of Section 2 hereof, Executive’s employment hereunder shall terminate prior to the expiration of the term hereof under the following circumstances:

(a)Death. In the event of Executive’s death during the term hereof, Executive’s employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Executive’s designated beneficiary or, if no beneficiary has been designated by Executive, to his estate, (i) the Base Salary earned but not paid through the date of termination, (ii) pay for any vacation time earned but not used through the date of termination, (iii) any Annual Bonus awarded for the year preceding that in which termination occurs but unpaid on the date of termination and (iv) any business expenses incurred by Executive but not reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to Executive.

(b)Disability.

(i)The Company may terminate Executive’s employment hereunder, upon notice to Executive, in the event that Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder for ninety (90) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall have no further obligation to Executive, other than for payment of Final Compensation.

(ii)The Board of Directors or the CEO may designate another employee to act in Executive’s place during any period of Executive’s disability. Notwithstanding any such designation, Executive shall continue to receive the Base Salary in accordance with Section 4(a) and benefits in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable benefit plans until the termination of his employment.

(iii)Should the Company implement a disability income plan for all employees, while receiving disability income payments under the Company’s disability income plan Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in Company benefit plans in accordance with Section 4(d) and the terms of such plans, until the termination of his employment. In the event the disability income payments under the Company’s disability income plan during the term hereof are less than Executive’s Base Salary, the Company shall pay to Executive, in accordance with Company’s standard payroll practices, an amount equal to Executive’s Base Salary less the disability income payments.

(iv)If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Executive.
(c)By the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause at any time upon notice to Executive setting forth in reasonable detail the nature of such Cause. The following shall constitute Cause for termination:

(i)Executive’s failure to perform (other than by reason of disability), or gross negligence in the performance of, his material duties and responsibilities to the Company. Unauthorized absence of employee for a period of five consecutive business days shall be considered failure to perform as defined above.

(ii)Material breach of Section 7 or 8 hereof or breach of any fiduciary duty owed to the Company;

(iii)Fraud or embezzlement or other dishonesty which is material (monetarily or otherwise) with respect to the Company;

(iv)Indictment, conviction or plea of nolo contendere to a felony or other crime involving moral turpitude that is material to the Company; or

(v)Loss of CPA licensure, disciplinary proceedings, or other events that impair Executive’s ability to function as Chief Financial Officer or Treasurer of the Company.

Upon termination of Executive’s employment hereunder for Cause, the Company shall have no further obligation to Executive, other than for Final Compensation.

(d)By the Company Other than Cause or Upon a Change of Control. The Company may terminate Executive’s employment hereunder other than for Cause at any time upon sixty (60) days’ notice to Executive or otherwise upon a Change of Control. Should such termination occur after three months of employment, the Company shall provide Executive severance pay equal to the sum of the Base Salary at the rate in effect on the date of termination from the date of termination through the one year anniversary thereof.  The Company shall also pay Executive all accrued compensation and prorated Target Bonus through the date of termination and shall immediately vest all unvested Equity Compensation, which shall then become fully exercisable.  Any obligation of the Company to Executive hereunder is conditioned, however, on Executive signing a timely and effective release of claims (“Employee Release”). The first installment of the severance pay shall be due and payable at the Company’s next regular payday which is at least five (5) business days following the later of the effective date of the Employee Release or the date the Employee Release, signed by Executive, is received by the Company, but shall be retroactive to the next business day following the date of termination.

(e)By Executive other than for Good Reason.  Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company; provided, however, that the Company may elect to waive all or any portion of such notice, in which event the Company will pay Executive the Base Salary for any portion of the first sixty (60) days of such notice waived. The Company shall have no further obligation to Executive, other than for any Final Compensation due to him.

(f)By Executive for Good Reason.  Executive may terminate his employment hereunder for Good Reason which for the purposes of this Agreement shall mean (i) material diminution of Executive’s compensation or benefits; (ii) material diminution of Executive’s title, duties, authority or responsibilities; (iii) the Company’s material breach of any term of this Agreement; or (iv) the relocation of Executive’s place of employment to a location that is more than 20 miles from his home.  In order for Executive to terminate his employment for Good Reason, Executive must give the Company at least thirty (30) days’ notice of Good Reason and an opportunity to cure the Good Reason within such period.  Should such termination occur after three months of employment, the Company shall provide Executive severance pay equal to the sum of the Base Salary at the rate in effect on the date of termination from the date of termination through the one-year anniversary thereof.  The Company shall also pay Executive all accrued compensation and prorated Target Bonus through the date of termination and shall immediately vest all unvested Equity Compensation, which shall then become fully exercisable.  Any obligation of the Company to Executive hereunder is conditioned, however, on Executive signing a timely and effective release of claims (“Employee Release”). The first installment of the severance pay shall be due and payable at the Company’s next regular payday which is at least five (5) business days following the later of the effective date of the Employee Release or the date the Employee Release, signed by Executive, is received by the Company, but shall be retroactive to the next business day following the date of termination.

6.Effect of Termination. The provisions of this Section 6 shall apply to any termination, whether due to the expiration of the term hereof, pursuant to Section 5 or otherwise.

(a)Payment by the Company of any amounts that may be due Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to Executive.

(b)Except for any right to continue participation in any employer-sponsored health plan, at Executive’s cost under COBRA or other applicable law, Executive’s participation in other Company benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive’s employment, without regard to any continuation of Base Salary or other payment to Executive following such date of termination.

(c)Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 7, 8 and 9 hereof. The obligations of the Company under Sections 5(d), 5(e) and 5(f) hereof are expressly conditioned upon Executive’s continued full performance of obligations under Sections 7, 8 and 9 hereof. Executive recognizes that, except as expressly provided in Section 5(d), 5(e) or 5(f), no compensation is earned after termination of employment.

7.Confidential Information.

(a)Executive acknowledges that the Company continually develops Confidential Information; that Executive may develop Confidential Information for the Company; and that Executive may learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company, any Confidential Information obtained by Executive incident to his employment or other association with the Company. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination, for a period of three (3) years. Further, Executive agrees to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure.

(b)All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board may specify, all Documents then in Executive’s possession or control.

8.Assignment of Rights to Intellectual Property. Executive agrees to maintain accurate and complete contemporaneous records of, and shall immediately and fully disclose and deliver to the Company, all Intellectual Property, as defined below. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) his full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights and other proprietary rights and do such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights and other proprietary rights in the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9.Restricted Activities.  Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interested of the Company:

(a)  While Executive is employed by the Company and for the twelve (12) months immediately following termination of his employment (in the aggregate, the “Non-Competition Period”), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, joint venturer or otherwise, compete with the Company within any area of the world where Company is doing business (the “Restricted Area”).  Specifically, Executive agrees not to engage in any manner in any activity that is directly competitive with the business of the Company as conducted at the time of Executive’s departure from the Company.  For the purposes of this Section 9, the business of the Company shall include:

(i) development and distribution of Aviptadil and/or other peptide drugs to treat Acute Respiratory Distress Syndrome (ARDS), particularly ARDS arising from or in conjunction with an infectious disease including but not limited to COVID-19;

(ii)development and distribution of NMDA, Glutamine/Glutamate, and GABA-targeted drugs to treat psychiatric conditions, and/or an indication or a claim involving the treatment of depression, PTSD, or reduction of suicidal ideation; and

(iii)development of any drug involving suicidal ideation or in which suicidal ideation is a substantial part of the clinical program.

(b)  Executive agrees that during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company.

(c)  Executive further agrees that during the Non-Competition Period, Executive will not hire or attempt to hire any employee or contractor of the Company, assist in such hiring by any person, or encourage any such employee to terminate his or his relationship with the Company; provided, however, that the foregoing will not apply to any employee that has terminated his employment relationship with the Company at least six (6) months prior to the date on which Executive’s employment relationship with the Company is terminated.

(d)  Executive further agrees that during the Non-Competition Period, Executive will not solicit any customer or vendor of the Company to terminate or diminish its relationship with them, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts immediately prior to Executive’s departure with the Company.

10.Section 409A of the Code. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”) are intended to comply with Section 409A and, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved, provided, however, that any resulting renegotiated terms shall provide to Executive, to the extent reasonably practicable, the after-tax economic equivalent based on what otherwise would have been provided to Executive pursuant to the terms of this Agreement.  Notwithstanding the above, if Executive qualifies as a “specified employee,” as defined in Section 409A, incurs a separation from service for any reason other than death and becomes entitled to a distribution under this Agreement, then to the extent required by Section 409A, no distribution otherwise payable to such specified employee during the first six (6) months after the date of such separation from service, shall be paid to such specified employee until the date which is one day after the date which is six (6) months after the date of such separation from service (or, if earlier, the date of death of the specified employee).

11.Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Section 7, 8 or 9 hereof shall be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12.Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.
13.Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a)“Change of Control” means (i) any change in the Company’s ownership occurring when any person or company, directly or indirectly, becomes the beneficial owner of voting equity shares of the entity (to the extent of more than 50 percent of the voting shares or the rights to acquire such shares;  (ii) any direct or indirect sale or transfer of substantially all of the assets of the Company; (iii) a plan of Company liquidation or an agreement for the sale on liquidation is legally approved and completed; or (iv) the board or empowered managing committee determines and declares that a change of control has occurred, irrespective of any occurrences described above.

(b)“Confidential Information” means any and all information of the Company that is not generally known by Persons with whom the Company competes or does business, or with whom the Company plans to compete or do business and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company would assist in competition against the Company. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company, (ii) the Company’s products and services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company and (v) the people and organizations with whom the Company has a business relationship and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. Notwithstanding anything to the contrary, Confidential Information will not include (i) any information that has been published in a form generally available to the public or within the trade or industry prior to the date the Executive proposes to disclose or use such information, (ii) any information that the Executive is legally required to disclose, or (iii) any information that is or becomes available to the Executive on a non-confidential basis from a source other than the Executive or an employee or a contractor of the Company; provided that such source is not known by the Executive to be bound by a confidentiality agreement with, or other contractual legal or fiduciary obligation to the Company.

(c) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by Executive, solely or jointly with others, during his employment by the Company.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

13.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14.Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

15.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

16.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national delivery service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman, or to such other address as either party may specify by notice to the other actually received.

18.Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment.

19.Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by an expressly authorized representative of the Company.

20.Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

21.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

22.Governing Law. This is a Delaware contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Delaware, without regard to the conflict of laws principles thereof.

23.Consent to Jurisdiction. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained in any state or federal court in or of the State of Delaware; provided, however, that the Company also may bring any such action, suit or proceeding against Executive in any other jurisdiction in which Executive is subject to personal jurisdiction. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to such jurisdiction for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that he or it is not subject personally to the jurisdiction of the above-named courts; that he or it is immune from extraterritorial injunctive relief or other injunctive relief; that his or its property is exempt or immune from attachment or execution; that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts; that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Delaware or such other jurisdiction in which the Company may bring an action hereunder; agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 18 is reasonably calculated to give actual notice; and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceeding any claim that service of process made in accordance with Section 16 does not constitute good and sufficient service of process. The provisions of this Section 22 shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Delaware.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

NRx Pharmaceuticals, Inc.Executive

By: /s/ Alessandra Daigneault______________By: /s/s Ira Strassberg___________

Name: Alessandra DaigneaultName: Ira Strassberg

    Title: General Counsel